Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 25th day of March, 2019 (the “Effective Date”), by and between Todos Medical Ltd., an Israeli company with an address at 1 HaMada Street, Rehovot (the “Company”) and Dr. Herman Weiss, with an address at 11 Rechov Asher, Bet Shemesh (the “Employee”).

WHEREAS, the Employee has been serving as the Company’s Chief Executive Officer since August 1, 2018 (the “Commencement Date”);

WHEREAS, the Company and the Employee wish to state the terms and conditions of the Employee’s employment with the Company; and

WHEREAS, the Company and the Employee acknowledge that this Agreement is subject to shareholder approval;

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Position.

The Employee shall be employed by the Company as the Company’s Chief Executive Officer. In such position, the Employee shall report and be subject to the direction and control of the Company’s Board of Directors. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests. The Employee agrees and undertakes to inform the Company immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation, or benefit from any third party in connection with his employment with the Company.

2.	Full-Time Employment.

2.1 The Employee will be employed on a full-time basis. The Employee shall devote his business time and attention to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity that impairs the Employee’s ability to perform his duties hereunder or that are competitive with the activities of the Company. The Employee confirms and declares that his position is one that requires a special measure of personal trust and loyalty; accordingly, the provisions of the Hours of Work and Rest Law-1951 shall not apply to him, and he shall not be entitled to any compensation other than the compensation set forth in this Agreement for working more than the maximum number of hours per week set forth in said law or any other applicable law

2.2 Notwithstanding the foregoing, the Employee shall be permitted to pursue other voluntary, professional and/or academic activities, provided that they do not impair the Employee’s ability to perform his duties hereunder and are not competitive with the activities of the Company.

3.	Location.

The Employee shall perform his duties hereunder primarily at the Company’s facilities in Israel, but he understands and agrees that his position may involve domestic and international travel.

4.	Term.

4.1 Commencement Date. The Company and the Employee acknowledge that the Employee’s employment by the Company commenced on the Commencement Date.

4.2 At-Will Relationship. The Employee’s employment by the Company is an “at will” relationship, and may be terminated by either party at any time in accordance with Section 4.3 below.

4.3 Notice Period. Either party may terminate the employment relationship hereunder at any time by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period”); provided, however, that termination by the Company of the Employee’s employment not for cause shall require a Board of Directors resolution. During the Notice Period, the Employee shall be paid his full salary and benefits, and shall be entitled to all other employment allowances.

4.4 End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect. The Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee’s responsibilities.

4.5 Severance Payment. In addition to the amounts of severance due to the Employee pursuant to Israeli law and Section 9 below, in the event of termination of employment for any reason, the Company shall pay the Employee a severance payment in an amount equal to six (6) months’ salary; provided, however, that in the event of termination of employment due to a change in control of the Company (as such term is defined under the Israeli securities law), the Company will pay the Employee a severance payment in an amount equal to twelve (12) months’ salary (instead of 6 months’ salary) following the effective date of termination.

5.	Termination for Cause

The Company may immediately terminate the employment relationship for Cause, and such termination shall become effective immediately upon delivery of written notice of the same. “Cause” shall mean (i) a breach by the Employee of the provisions of the Confidentiality, Invention Assignment, and Non-Competition Agreement (attached as Exhibit B); or (ii) the Employee’s willful misconduct, or action of personal dishonesty, bad faith, or breach of trust towards the Company; or (iii) the conviction of the Employee of a criminal offense involving moral turpitude or fraud against the Company.

6.	Confidentiality, Invention Assignment, and Non-Competition.

The Employee shall execute the Confidentiality, Invention Assignment, and Non-Competition Agreement attached hereto as Exhibit B.

7.	Compensation.

7.1 Salary. Retroactive to the Commencement Date, the Company shall pay to the Employee as compensation for the employment services an aggregate base salary in the amount set forth in Exhibit A (the “Salary”). In addition, in the event the Employee does not opt to receive a Company car, then the Company shall pay the Employee for any and all daily travel costs to which he may be entitled under any applicable law, collective bargaining agreements or orders, to the extent any apply. The Employee’s Salary and other terms of employment shall be reviewed annually and may be updated by the Company’s management, from time to time, at the Company’s discretion. The Salary is to be paid to the Employee no later than the 7th day of each calendar month immediately following the month for which the Salary is paid, after deduction of applicable taxes and like payments.

7.2 Performance Bonus. The Employee shall be entitled to an annual performance bonus of up to 35% of his annual Salary and up to 1% additional stock options (based on the number of issued and outstanding shares as of the Effective Date), linked to the achievement of performance goals to be established by the Board of Directors at the beginning of each calendar year.

7.3 Withholdings. Withholdings shall be deducted at source from payments made hereunder to the Employee according to applicable law, including, but not limited to, Israeli income tax, National Insurance (“Bituach Leumi”) and Health Tax (“Mas Briut”). The Employee shall bear any tax imposed in connection with the payments and benefits provided for in this Agreement.

8.	Expenses.

The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee in the performance of his duties hereunder after presentation of expense statements or vouchers and such other supporting information and documentation as the Company may customarily require of its executive officers.

9.	Managers Insurance and Social Benefits.

9.1 The Company shall provide and maintain a managers insurance policy on behalf of the Employee which will be funded by the amounts mandated by law to be paid by the employer and all employee contributions. The Company will contribute an amount equal to 8.33% of the Salary towards severance pay (the “Severance Fund”). In addition, the Company will contribute an amount each month towards a savings/pension fund (the type of fund will be as per the Employee’s choosing) in accordance with applicable law, subject to the Employee’s monthly contribution from the Salary (the “Savings Fund”).  The Company will also contribute an amount of up to 2.5% of the Salary towards disability insurance based on the agreements that the Company has with its benefit plan vendor.

9.2 Additionally, the Company together with the Employee will maintain an advanced study fund (“Keren Hishtalmut”). The Company shall contribute to such fund an amount equal to 7.5% (seven percent and one half of one percent) of the Salary, and the Employee shall contribute to such fund an amount equal to 2.5% (two percent and one half of one percent) of the Salary.

9.3 The Employee’s aforementioned contributions (for the Savings Fund and for Keren Hishtalmut) shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment. Notwithstanding anything to the contrary, neither party shall contribute nor shall the Company deduct from each monthly Salary an amount greater than the maximum amount exempt from tax payment under applicable laws.

9.4 Section 14 of the Severance Pay Law. The parties hereby agree and acknowledge that all of the payments that the Company shall make to the abovementioned managers insurance policy shall be instead of any severance pay to which the Employee or Employee’s successors shall be entitled to receive from the Company with respect to the salary from which these payments were made and the period during which they were made. Subject to the Company’s rights according to law in the event of termination for Cause, in the event of termination of the employer-employee relationship, including resignation, the Employee shall be entitled to receive a transfer of ownership of the managers insurance plan to the Employee’s name, in the full amount thereof, all in accordance with Section 14 of the Severance Pay Law 5723-1963. The parties hereby adopt the General Approval of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, attached hereto as Exhibit C.

10.	Additional Benefits

10.1 Grant of Stock Options. On the Effective Date, the Company will grant the Employee options to purchase five percent (5%) of the Company’s issued and outstanding shares as of the Effective Date, as follows:

•	25% will be fully vested on grant;

•	25% will vest on the consummation of the company’s planned public offering (the “Public Offering Date”)

•	25% will vest quarterly in the first year following the Public Offering Date;

•	25% will vest quarterly in the second year following the Public Offering Date;

The exercise price will equal the fair market value of the shares on the date of grant, which is $0.12 (the closing bid price on the OTC Market on the date prior to the Effective Date). In the event of a change of control transaction following the Public Offering Date, vesting will be accelerated, and all of the options will become fully vested. For the avoidance of any doubt, neither the closing of the second stage of the Amarantus transaction nor the Company’s planned public offering shall be deemed a change of control transaction.

10.2 Company Car. At the Employee’s option, the Company shall place at the Employee’s disposal a Company car (the “Car”) in accordance with the Company’s policies and procedures. The leasing cost of the Car will be borne by the Company, subject to an Employee contribution of NIS 2,000 per month, to be deducted from the Salary. The Company shall bear all the fixed and variable costs and expenses of the Car, including registration and license fees, insurance, maintenance and repairs, and fuel, but the Company shall not bear costs of any tickets, traffic offense or fines of any kind. The Employee will bear all taxes associated with his use of the Car, which the Company may withhold at source, if applicable. The Employee shall return the Car to the Company in good working order upon the termination of the Employee’s employment with the Company. For the avoidance of doubt it is hereby clarified that the Car shall come in lieu of any payment in respect of commuting expenses.

10.3 Fuel Costs Reimbursement. If the Employee does not opt to receive a Car, then the Company will reimburse the Employee for all reasonable fuel costs actually incurred or paid by the Employee for one car owned by the Employee. The Employee shall bear any and all taxes applicable to him in connection with the reimbursement of fuel costs, if any, which the Company may withhold at source, if applicable.

10.4 Cellular Phone. The Company shall place at the Employee’s disposal a cellular phone (the “Phone”) in accordance with the Company’s policies and procedures. All expenses incurred in connection with the use and maintenance of the Phone shall be borne by the Company. The Employee shall bear any and all taxes applicable to him in connection with the Phone and/or the use thereof, which the Company may withhold at source, if applicable. The Employee shall return the Phone to the Company in good working order upon the termination of the Employee’s employment with the Company.

10.5 Laptop Computer. The Company shall place at the Employee’s disposal a laptop computer (the “Laptop”) in accordance with the Company’s policies and procedures. The Employee shall bear any and all taxes applicable to him in connection with the Laptop and/or the use thereof, which the Company may withhold at source, if applicable. The Employee shall return the Laptop to the Company in good working order upon the termination of the Employee’s employment with the Company.

11.	Vacation.

The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A. The Employee must use at least five (5) vacation days each year and the remainder may be accumulated each year for a maximum of two years accrual. Any accrual in excess of two annual vacation allotments will automatically be voided, and the Employee will not be entitled to redeem these days for payment.

12.	Sick Leave; Convalescence Pay.

The Employee shall be entitled to that number of days of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated in accordance with applicable law), and also to Convalescence Pay (“Dmei Havra’a”) pursuant to applicable law.

13.	D&O Insurance and Indemnification

13.1 The Company shall include the Employee within the Company’s Directors and Officers Liability Insurance Policy with coverage that is sufficient to cover the Employee’s activities hereunder.

13.2 The Company shall indemnify the Employee in the event he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Employee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

14.	Miscellaneous

14.1 Entire Agreement. This Agreement, including the exhibits, constitutes the entire understanding and agreement between the parties hereto, and supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof.

14.2 Amendments. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

14.3 Waiver. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, nor operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

14.4 Severability. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Israel.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Todos Medical Ltd.	Herman Weiss, M.D.

By:	By:	Herman Weiss, M.D.
Title:

Exhibit A

To the Employment Agreement by and between

Todos Medical Ltd. and the Employee

Name of Employee:	Herman Weiss, M.D.

ID No. of Employee:	332266907

Address of Employee:	11 Rechov Asher, Bet Shemesh

Position in the Company:	CEO

Reporting to:	Board of Directors

Notice Period:	Three (3) Months

Salary:	NIS 47,840

Vacation Days per Year:	22 Days

Sick Leave Days per Year:	In accordance with applicable law

Exhibit B

Confidentiality, Inventions Assignment, and Non-Compete Agreement

(the “Agreement”)

I acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to Todos Medical Ltd. (together with any parent, affiliate, or subsidiary, the “Company”). I therefore agree, as a condition of my employment, as follows:

1.	Nondisclosure.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing or unless such information becomes public knowledge. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company, without any further royalty or payment, any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

1.5 No Expectation of Privacy. I recognize and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

2.	Assignment of Inventions.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean:

(i) patents, whether in the form of utility patents or design patents and all pending applications for such patents;

(ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same;

(iii) copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same;

(iv) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses;

(v) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and

(vi)	all other intellectual property rights throughout the world.

2.2 Assignment of Inventions. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or developed, or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company (i) which relate to the Company’s Entities’ business or actual or demonstrably anticipated research or development, (ii) which are developed in whole or in part on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from any work I performed for the Company (each a “Company Invention”). I agree to assign and do hereby assign to the Company or its designee(s) all my right, title and interest worldwide in such Company Inventions and in all intellectual property rights based upon such Inventions. Without limitation of any of the other provisions of this agreement, I irrevocably confirm that the consideration explicitly set forth in my employment agreement is in lieu of any rights for compensation that may arise in connection with the Company Inventions under applicable law and waive any right to claim royalties or other consideration with respect to any Company Invention, including under Section 134 of the Israeli Patent Law – 1967, and hereby waive any rights I may have with respect thereto.

2.3 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

2.4 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the property of the Company pursuant to applicable copyright law.

2.5 Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

2.6 Enforcement of Proprietary Rights.

2.6.1 I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue indefinitely beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

2.6.2 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quit claim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.	Records.

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.	Competitive Activities.

During the term of this Agreement and for a period of six (6) months from the effective date of termination of this Agreement for any reason (“the Termination Date”), I will not directly or indirectly:

(i) carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly competes with the products or services, or demonstrably anticipated future products or services, of the Company, (“a Competing Business”) (including, without limitation, as a shareholder);

(ii) act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who, to my knowledge, was provided with services by the Company any time during the twelve (12) months immediately prior to the Termination Date;

(iii) solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to my knowledge, was provided with services by the Company at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Company at the Termination Date; or

(iv) employ, solicit or entice away or endeavor to solicit or entice away from the Company any person employed by the Company any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity.

4.2 I acknowledge that my Salary includes a payment to me for my undertaking the non-competition obligations set forth in this Section 4. Without limitation of any of the other provisions of this Agreement, I irrevocably confirm that the consideration explicitly set forth in my employment agreement is in lieu of any rights for additional compensation that may arise in connection with my non-competition obligations.

5.	No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.	Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

7.	Notification of New Employer.

In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

8.	General Provisions.

8.1 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

8.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee; provided, however, that the provisions of Section 4 of this Agreement shall remain in full force and effect only for the period of time detailed therein.

8.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.5    Assignment. This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval.

8.6 Entire Agreement. The obligations pursuant to Sections 1, 2 and 4 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

8.7 Injunction. I agree that it would be difficult to measure damage to the Company from any breach of mine of the promises set forth in Sections 1, 2, 3 and 4 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, I agree that if I breach any provision of Sections 1, 2, 3 and 4 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by me without showing or proving any actual damage sustained by the Company.

8.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Name:	Herman Weiss
Date:	__________________